Exhibit 23.4
Consent of National CineMedia, LLC
Board of Directors
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Members of the Board:
We hereby consent to the incorporation by reference by Cinemark Holdings, Inc. (the “Company”) in this Registration Statement on Form S-3, the audited financial statements of National CineMedia, LLC as of and for the year ended January 1, 2009 appearing in the Company’s Form 10-K for the fiscal year ended December 31, 2008 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

National CineMedia, LLC By National CineMedia, Inc., its managing member
By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary May 5, 2009